Exhibit 21.1

Direct or indirect subsidiaries of COMSovereign Holding Corp., with jurisdiction of incorporation or formation:

●	Dragonwave Corp., a Delaware corporation.
●	Dragonwave-X Canada, Inc., a British Columbia Canada corporation
●	Dragonwave-X, LLC, an Arizona limited liability company.
●	Drone AFS Corp., a Nevada corporation.
●	ComSovereign Corp., a Delaware corporation.
●	Elitise LLC, an Arizona limited liability company.
●	Fast Plastic Parts LLC, a Colorado limited liability company.
●	InduraPower, Inc., a Delaware corporation.
●	Lextrum, Inc., a California corporation.
●	Lighter Than Air Systems Corp., d/b/a Drone Aviation Corp, a Florida corporation.
●	Silver Bullet Technology, Inc., a Delaware corporation.
●	Silver Bullet Technology, LLC, a Delaware LLC.
●	Sovereign Plastics, LLC, a Colorado limited liability company.
●	Spring Creek Manufacturing, Inc. a Colorado corporation.
●	CHC Merger Sub 8, LLC. a Colorado limited liability company.
●	Virtual Netcom LLC, a Virginia limited liability company.
●	VEO, a California corporation.